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                                                                    EXHIBIT 10.4

                         REAL ESTATE PURCHASE AGREEMENT

                               RE: 1015 N. HALSTED

      This Real Estate Purchase Agreement (this "Agreement") is made by and between Warburg-StorageMart Partners, L.P., a Delaware Limited Partnership (the "Purchaser"), and Chicago I Self-Storage, Ltd., an Illinois limited partnership ("Seller").

                                 R E C I T A L S

      Seller holds title to certain real property in the City of Chicago, Cook County, Illinois commonly known as 1015 N. Halsted Street, which real property is legally described on EXHIBIT A (the "Real Estate"). The Real Estate consists of an approximately 2.46 acre parcel which is improved with a seven (7) story building and thirty-six (36) garages (the "Improvements").

      Seller desires to sell, transfer and convey the Real Estate and Improvements and Purchaser desires to purchase the same under the terms and provisions hereinafter set forth.

      Accordingly, in consideration of the premises and the mutual representations, covenants, undertakings and agreements hereinafter contained, Seller and Purchaser represent, covenant, undertake and agree as follows:

      1. AGREEMENT OF SALE AND PURCHASE. Seller agrees to sell, transfer and convey, and Purchaser agrees to purchase, all for a purchase price and subject to and upon each of the terms and conditions hereinafter set forth, the Real Estate, the Improvements, and the personal property listed in EXHIBIT B hereto (collectively, the "Property").

      2. PURCHASE PRICE AND PAYMENTS TERMS.

      (a) Purchase Price. The purchase price to be paid by Purchaser to Seller for the Property (the "Purchase Price") shall be the amount of Six Million Nine Hundred Fifty Thousand Dollars ($6,950,000.00), plus or minus prorations and credits, payable in cleared funds at the Closing (as defined in Paragraph 2(c) below).

      (b) Earnest Money. Upon execution of this Agreement, Purchaser shall deposit in an escrow, earnest money to be applied towards the Purchase Price at Closing in the amount of One Hundred Thousand Dollars ($100,000.00) ("Earnest Money"). Upon the satisfaction or waiver of the condition provided for in Paragraph 5, the Earnest Money shall be increased by One Hundred Thousand Dollars ($100,000.00), so that the Earnest Money shall then be Two Hundred Thousand Dollars ($200,000.00). The Earnest Money shall be held in a joint order escrow account for the mutual benefit of the parties jointly established by the legal counsel to both the parties with the Title Insurer (defined in Paragraph 3(a)(i) below) as escrowee containing such

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additional provisions as necessary to conform to this Agreement. The Earnest
Money shall be invested as directed by Purchaser and all interest shall be added to the Earnest Money. The parties shall share equally the cost of establishing the escrow. Purchaser shall pay any cost to invest the funds.

      (c) Closing Date for Property. Unless otherwise agreed between Seller and Purchaser, the "Closing" of the sale of the Property shall occur on a date (or the next following business day) which is forty-five (45) days following the expiration of the Investigation Period or on such other date as may be agreed upon by Seller and Purchaser.

      3. TITLE AND SURVEY MATTERS.

      (a) Title. Seller shall furnish, at Seller's expense, not more than thirty
(30) days after the date hereof, a title commitment (the "Title Commitment"), dated after the date hereof issued by Chicago Title Insurance Company (the "Title Insurer") in the amount of the Purchase Price, along with copies of the recorded instruments described on Schedule B of the Title Commitment. Purchaser shall have ten (10) days from the receipt of the Title Commitment (the "Title Review Period") to review the Title Commitment and to deliver in writing to Seller its approval of the Title Commitment or portions thereof and/or such objections (the "Title Objections"). Purchaser's failure to timely notify Seller of its objection of all or certain of the Title Commitment, if any, within the Title Review Period shall constitute approval of all title exceptions and of the condition of title to the Property. If Title Objections are delivered to Seller by Purchaser during the Title Review Period, Seller shall have ten (10) days after receipt of Purchaser's Title Objections to give Purchaser, with respect to each Title Objection ("T.O. Response"), (i) evidence satisfactory to Purchaser of the removal of the Title Objection or that the Title Objection will be removed or cured on or before the Closing (in which event such cure or removal shall be a condition precedent for Purchaser's obligation to proceed with the Closing); or (ii) notice that Seller elects not to remove or cure such Title Objection. If Seller elects not to remove or cure any Title Objection, Purchaser shall notify Seller in writing within five (5) business days after receipt of the T.O. Response that Purchaser shall either (i) waive such Title Objection and proceed with the Closing, or (ii) terminate this Agreement by written notice to Seller, in which case the Earnest Money shall be returned to Purchaser.

      (b) Survey. Seller shall furnish at Seller's expense a survey of the Real Estate and Improvements (the "Survey") and certified to the Purchaser, Purchaser's lender, and the Title Insurer as being true, accurate and having been prepared in compliance with the requirements of Exhibit C, attached.

      4. SELLER'S REPRESENTATIONS AND WARRANTIES. Any reference herein to Seller's knowledge or notice of any matter or thing, shall mean only such actual knowledge or written notice that has been received by the designated officer of Chrisken Income Properties, Inc., an Illinois corporation ("MGP"), who shall be an individual active in the operation of MGP (the "Designated Officer"), the general partner of the general partner of the Partnership, and any representation or warranty of the Seller is based upon those matters of which such officer has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents,

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servants or employees (other than such designated officer of MGP shall not be imputed to Seller, MGP or the officers, directors, shareholders, limited partners or the general partner of the aforesaid.

      Seller hereby makes the following representations and warranties, which representations and warranties shall be true and correct as of the Closing Date and shall survive the Closing for one year; provided, however, that all such representations and warranties shall survive until the final resolution of any dispute relating thereto if Purchaser in good faith notifies Seller in writing of a claimed breach or default within said one year period:

      (a) Seller is the Owner of fee simple title to the Property.

      (b) Seller is a "United States Person" within the meaning of Section 1445
(f)(3) of the Internal Revenue Code of 1954, as amended, and shall execute and deliver an "Entity Transferor" certification on the Closing Date.

      (c) Seller has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Seller pursuant hereto.

      (d) That to the actual knowledge of the Designated Officer of MGP, the consummation of the transaction contemplated by this Agreement will not result in a breach of any of the terms and conditions of, or constitute a default under, any agreement to which Seller is now a party and which affects the Property, or any part thereof, or violate or cause to be violated any judgment or decree of any court, administrative agency or governmental body.

      (e) That to the actual knowledge of the Designated Officer of MGP, Seller has received no actual written notice from any governmental authority relating to existing pollution, health, safety, environmental law, building, or zoning code violations which are pending or undisposed, or relating to the possible widening, change of grade or limitation on the use of streets abutting the Property or concerning the imposition of any special taxes or assessments.

      (f) That to the actual knowledge of a to be Designated Officer of MGP, Seller has received no written notice from any governmental authority of any pending (i) zoning, building, fire, or health code violations or violations of other governmental requirements or regulations with respect to the Property that have not previously been corrected, or (ii) any condemnation of the Property. Seller further warrants and represents that in the event it receives any such written notice prior to the Closing Date, it will provide to Purchaser copies of any such notice.

      (g) That to the actual knowledge of the Designated Officer of MGP, Seller has no actual knowledge of any legal actions pending or threatened against the Property nor of any violations of any building codes or other statutes affecting the use, occupancy and enjoyment of the Property.

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      (h) That to the actual knowledge of the Designated Officer of MGP, based upon his inquiry of the resident manager of the Property, the rent roll dated September 1, 2004, which shall be delivered to Purchaser is accurate in all material respects.

      5. PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser hereby represents and warrants that:

      (a) Purchaser is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware, with full right, power and authority to take title to the Property and to enter into and otherwise perform and comply with the terms of this Agreement.

      (b) This Agreement and all documents executed by Purchaser that are to be delivered to Seller at Closing are, or at the time of Closing will be, duly authorized, executed and delivered by Purchaser. This Agreement and all documents executed by Purchaser that are to be delivered to Seller on the Closing Date will be, legal, valid and binding obligations of Purchaser and do not, and at the time of Closing will not violate any provisions of any contract or judicial order to which Purchaser is a party or to which Purchaser is subject.

      6. "AS-IS" PURCHASE.

      (a) Purchaser acknowledges and agrees that Seller has not made, does not make and specifically negates and disclaims any representations, warranties (other than (i) the special warranty of title as set out in the Deed, as defined below and (ii) the specific representations and warranties set forth in Paragraph 4 hereof), promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the value, nature, quality or condition of the Property, including, without limitation, the water, soil and geology, (b) the income to be derived from the Property, (c) the suitability of the Property for any and all activities and uses which Purchaser or any tenant may conduct thereon, (d) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, (e) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property, (f) the manner or quality of the construction or materials, if any, incorporated into the Property, (g) the manner, quality, state of repair or lack of repair of the Property, or (h) compliance with any environmental protection, pollution or land use laws, rules, regulations, orders or requirements, including the existence in or on the Property of Hazardous Materials (as defined below) or (i) any other matter with respect to the Property. Additionally, no person acting on behalf of Seller is authorized to make, and by execution hereof of Purchaser acknowledges that no person has made, any representation, agreement, statement, warranty, guaranty or promise regarding the Property or the transaction contemplated herein; and no such representation, warranty, agreement, guaranty, statement or promise , if any, made by any person acting on behalf of Seller shall be valid or binding upon Seller unless expressly set forth herein. Purchaser further acknowledges and agrees that having been given the opportunity to inspect the Property, Purchaser is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller and agrees to accept the Property at the closing

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and waive all objections or claims against Seller (including, but not limited to, any right or claim of contribution) arising from or related to the Property or to any Hazardous Materials on the Property. Purchaser further acknowledges and agrees that any information provided or to be provided with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information and makes no representations as to the accuracy, truthfulness or completeness of such information. Seller is not liable or bound in any manner by any verbal or written statement, representation or information pertaining to the Property, or the operation thereof, furnished by the manager (including, without limitation, any statement, representation or information contained in the manager's certificate), any real estate broker, contractor, agent, employee, servant or other person. Purchaser further acknowledges and agrees that to the maximum extent permitted by law, the sale of the Property as provided for herein is made on an "AS-IS" condition and basis with all faults. It is understood and agreed that the purchase price has been adjusted by prior negotiation to reflect that all of the Property is sold by Seller and purchased by Purchaser. The provisions of this Paragraph 6 shall survive the closing and delivery of the Deed.

      (b) Hazardous Materials. "Hazardous Materials" shall mean any substance which is or contain (i) any "hazardous substance" as now or hereafter defined in 101(14) of the Comprehensive Environmental Response, Compensation. And Liability Act of 1980, as amend (42 U.S.C. 9601 et seq.) ("CERCLA") or any regulations promulgated under CERCLA; (ii) any "hazardous waste" as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.) ("RCRA") or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. 2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements (as hereinafter defined) or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements (defined below); (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass.

      (c) Environmental Requirements. "Environmental Requirements" shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

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      7. INVESTIGATION PERIOD.

      (a) During the period commencing on the date hereof and continuing until the expiration of forty-five (45) days after the date hereof (the "Investigation Period") as may be extended as provided below, Purchaser and its agents, at Purchaser's sole cost, shall have the right, during reasonable hours, without interference to business and tenants/lessees and their respective invitees at the Property, to inspect the Property upon reasonable advanced notice to Seller and to undertake any non-invasive tests and surveys and other activities as it shall determine in connection therewith. Without limiting the foregoing, Purchaser shall have the right to satisfy itself that:

            (i) the environmental condition of the Property is acceptable to Purchaser;

            (ii) the leases are acceptable to Purchaser;

            (iii) the zoning for the Property shall permit its current use as a self storage facility; and

            (iv) such other matters as deemed advisable by Purchaser.

      (b) Within five (5) business days after the date hereof, Seller shall use its best efforts to deliver to Purchaser for its review, true, complete and correct copies of the following documents (collectively, the "Documents") which are in Seller's possession or control:

            (i) Any existing title work for the Property;

            (ii) Any existing survey of the Property;

            (iii) Any environmental reports, notices and studies relating to the Property;

            (iv) Any plans and specifications relating to the Improvements;

            (v) Copies of all contracts, agreements, or service agreements or licenses relating to the Property or the operation thereof;

            (vi) Copies of all leases shall be made available at the real estate for Purchaser's inspection and review;

            (vii) Copies of 2002 and 2003 real estate tax bills, together with any notices of assessed valuation;

            (viii) Copy of any notice from a governmental agency alleging a violation of law or ordinance;

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            (ix) Any plans, reports and analyses relating to physical condition any of the Improvements or the systems or components thereof;

            (x) All proposals, studies or bids for improvements, repairs or alterations of any of the Improvements having a cost in excess of $5,000;

            (xi) All utility bills for calendar year 2003 and 2004;

            (xii) Rent roll dated as of the first day of the month in which this Agreement has been executed;

            (xiii) Copies of statements of income and expenses for the operation of the Property and the business thereon for 2002, 2003 and year to date 2004 (together with copies of schedules to Seller's tax return confirming such information); and

            (xiv) Copies of insurance policies relating to the Property and any claims made under any property insurance policies within the preceding three years.

      In addition, Seller shall deliver promptly to Purchaser for Purchaser's review and approval, any reports or materials relating to, updating or modifying any of the Documents that are within Seller's control or possession at any time prior to Closing and any other materials reasonably requested by Purchaser during the Investigation Period arising from its review of the Documents. The Investigation Period shall be extended for each day that Seller is delayed in delivering the Documents to Purchaser. To the extent that Seller does not have possession or control of the Documents, Seller shall so certify to Purchaser within five (5) business days after the Date Hereof.

      (b) Purchaser shall have the absolute right to terminate this Agreement by providing written notice thereof to Seller at any time commencing with the date of this Contract and ending forty-eight hours immediately following the expiration of the Investigation Period. If Purchaser so terminates this Agreement, Purchaser shall be entitled to an immediate return of the full amount of the Earnest Money plus interest earned thereon and thereupon the parties shall have no further obligation to each other. In the event Purchaser does not terminate this Agreement as provided in this subparagraph (b), then Purchaser shall be deemed to have satisfied itself of the conditions provided for in 5(a) above.

      (c) Purchaser shall indemnify and hold Seller harmless from and against all costs, expenses, damages, liabilities, liens or claims, including, without limitation, attorneys' fees and court costs, directly related to any entry on the Property by Purchaser, its agents, employees or contractors in the course of performing inspections, tests and/or inquiries provided for under this Agreement, or resulting from any conditions on the Property created by Purchaser's entry and testing. The foregoing indemnity shall survive the Closing Date or earlier termination of this Agreement for a period of one (1) year.

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      8. SELLER'S CONDITIONS PRECEDENT. In addition to all other conditions to
Seller's obligations in this Agreement, Seller and Purchaser agree that Seller's obligation to proceed with the Closing is subject to Seller securing all approvals necessary from its limited partners, which approvals Seller shall use all reasonable efforts to timely obtain after the expiration of the Investigation Period. If Seller is unable to obtain these approvals on or before forty-five (45) days next following the satisfaction of all Purchaser's conditions precedent to the Closing, Seller may terminate this Agreement by providing written notice to Purchaser, and in such event the Earnest Money shall be returned to Purchaser.

      9. EXCHANGE. Purchaser or Seller may desire to exchange other real property of like kind and qualifying use, within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder. The parties agree to reasonably cooperate to effectuate the exchange, at no cost to the party not requesting the exchange.

      10. CLOSING. The closing of the transaction contemplated herein shall take place at the office of the Title Insurer. Closing shall be through a deed and money escrow with the Title Insurer, using form escrow instructions then in use by the Title Insurer, modified to reflect the terms and conditions of the transaction contemplated herein. The escrow instructions shall provide that the transaction shall not close unless and until the Title Insurer is irrevocably committed to issue a title insurance policy as required by this Agreement. All costs of the escrow relating to the transaction contemplated herein shall be equally divided between Seller and Purchaser. This Agreement shall not be merged into any escrow agreement, and the escrow agreement shall always be deemed auxiliary to this Agreement. The provisions of this Agreement shall always be deemed controlling as between Seller and Purchaser. The respective attorneys for Seller and Purchaser are hereby authorized to enter into and execute such escrow agreement and any amendments thereto.

      11. CLOSING DOCUMENTS.

      (a) Seller's Deposits. At or prior to Closing, Seller shall deliver the following documents to the Escrowee:

            (i) Special Warranty Deed conveying the Property to Purchaser or Purchaser's nominee subject only to the Permitted Exceptions.

            (ii) A Bill of Sale executed by Seller conveying to Purchaser all Personal Property.

            (iii) Rent Roll dated within three (3) days of the Closing Date, certified by Seller to be true, correct, and complete;

            (iv) An assignment of all currently effective leases for any portion of the property, in proper form, and sufficient to permit the Purchaser to enforce said leases in the Purchaser's name;

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            (v) All documentation required by Section 1445 of the Internal
      Revenue Code of 1954, as amended from time to time (the "Code");

            (vi) A GAP undertaking, or such other documentation as the Title Insuror may reasonably require in order to issue the Title Policy to the Purchaser at Closing; and

            (vii) Such other documents as are reasonably required to give effect to the intents and purposes of this agreement.

      All of the documents and instruments to be delivered by Seller hereunder shall be in form and substance reasonably satisfactory to counsel for Purchaser.

      (b) Purchaser's Deposits. At or prior to Closing, Purchaser shall deliver to escrowee cash or certified funds in an amount sufficient to meet the Purchaser's obligations hereunder, which funds shall be invested, prior to Closing, as directed by Purchaser and all interest earned thereon shall be paid to Purchaser.

      (c) Joint Deposits. At or prior to Closing Date, Purchaser and Seller shall jointly deposit with the Escrowee the following:

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            (i) State, County and City of Chicago Real Estate Transfer Tax
      Declarations. Seller shall pay all State and County transfer taxes due on the transfer of the Real Estate. Purchaser shall pay all City of Chicago transfer taxes due on the transfer of the Real Estate.

            (ii) A Closing Statement.

            (iii) An Assignment of Leases and Rents, whereby with regard to the leases, Seller shall indemnify Purchaser for pre-closing defaults, and Purchaser shall indemnify Seller for post closing defaults.

      (d) Possession. Possession of the Property shall be immediately granted to Purchaser upon Closing, subject to existing leases.

      12. PRORATIONS AND ADJUSTMENTS. The following items shall be prorated and adjusted as of the Closing Date:

      (a) Unpaid general real estate taxes, and all other levies and charges against the Property for the year prior to the year in which the Closing Date occurs and for the then current year which are accrued but not yet due and payable. Such taxes shall be prorated on the basis of one hundred percent (100%) of the most recent ascertainable tax bills.

      (b) All rents, accruals and income from all leases, contracts and agreements, and all utility charges and expenses regarding the Property shall be prorated as of the Closing Date, and any and all security deposits held by Seller or as shown on the rent roll shall be credited to and assigned to Purchaser. Any monies collected by Purchaser or Seller from a tenant who is delinquent in payment of rent as of the Closing Date shall be applied in the following order of priority, with respect to the applicable lease: (i) first, to any rent then due to Purchaser for the month in which the Closing occurs or any subsequent months; (ii) second, to pay reasonable outside collection costs incurred by the party collecting such rent; and (iii) third, to Seller to the extent of any rents delinquent as of the Closing Date.

All prorations shall be made on the basis of the actual number of days of the year and month which shall have elapsed as of the Closing Date. Bills received after the Closing Date which relate to expenses incurred or services performed allocable to the period prior to the Closing Date for which no proration credit was given to Purchaser at Closing, shall be paid by Seller or, at Purchaser's option, may be paid by Purchaser, in which case Purchaser shall be reimbursed by Seller. Seller's obligations as to such matters shall survive the Closing.

      13. BROKERAGE FEE. Seller and Purchaser each hereby represent to the other that, except for Cushman & Wakefield ("Brokers"), it has dealt with no real estate broker, finder or similar party in connection with this transaction. Seller shall pay any and all real estate commission due to Brokers. The parties shall indemnify each other for any damage, cost or expense, including reasonable attorneys' fees, for any breach of this warranty.

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      14. DEFAULT.

      (a) Seller's Default. If Seller should breach any of the covenants, conditions or representations contained in this Agreement or should either fail to consummate the sale contemplated herein, or any part thereof, for any reason other than the Purchaser's default, then Purchaser shall give written notice to the Seller of the existence and nature of such breach or default, and, if such breach or default is not cured within thirty (30) days after receipt of such notice or by the Closing Date, then, and in that event, Purchaser, as its sole remedies, may either (i) terminate this Agreement, in which case the Earnest Money plus all interest earned thereon shall be paid to Purchaser; or (ii) seek specific performance of this Agreement.

      (b) Purchaser's Default. If Purchaser should breach any of its covenants, conditions or representations contained in this Agreement, the Seller shall give written notice to Purchaser of the existence and nature of such breach or default, and, if such breach or default is not cured within thirty (30) days after receipt of such notice, then, and in that event, Seller may terminate the Agreement and receive the Earnest Money as liquidated damages as Seller's sole and exclusive remedy.

      15. SELLER'S PRE-CLOSING COVENANTS. Prior to Closing:

      (a) Seller shall continue to operate and manage the Property in the ordinary course of business and Seller shall perform when due all of Seller's obligations, if any, under the Leases.

      (b) Seller shall deliver possession of the Property at Closing in substantially the same condition as it was in on the date hereof, subject to ordinary wear and tear.

      (c) Except in the ordinary course of business, Seller shall not enter into any new leases and shall not amend or terminate existing leases with respect to a portion of the Property except consistent with past history or in the ordinary course of business or with the prior written consent of the Purchaser which consent shall not be unreasonably withheld.

      (d) Seller shall maintain insurance on the Property continuously through the date of Closing.

      (e) Seller shall not cause or permit any new liens, encumbrances or other matters affecting title to the Property.

      16. NOTICES. All notices required or desired to be given under this Agreement shall be in writing and delivered personally, by facsimile transmission or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                If to Seller:        Chicago I Self-Storage, Ltd.
                                     345 North Canal Street, Suite 201
                                     Chicago, Illinois 60606
                                     Fax:  (312) 454-1627

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                With a copy to:      Mr. Alan J. Wolf
                                     Robbins, Salomon & Patt, Ltd.
                                     25 East Washington Street, Suite 1000
                                     Chicago, Illinois 60602
                                     Fax:  (312) 782-6680

                                     If to Purchaser:
                                     Warburg-Storage Mart Partners, L.P.
                                     2407 Rangeline Road
                                     Columbia, Mo. 65202
                                     Fax No. (573) 874-1857

                With a copy to:      Mr. Craig A. Van Matre
                                     Van Matre & Harrison, P.C.
                                     1103 E. Broadway, P.O. Box 1017
                                     Columbia, Missouri 65205-1017
                                     Fax No. (573) 875-0017

or to such other address or fax number as either party may from time to time designate by written notice given to the other party. Any notice given in accordance with the foregoing shall be deemed to have been given on the date upon which it shall have been (i) personally delivered, (ii) three (3) days after being deposited in the United States mail or (iii) the date on which it is transmitted by facsimile transmission and deposited in the United States mail.

      17. MISCELLANEOUS.

      (a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, personal representatives, successors and assigns.

      (b) An original of this Agreement shall be executed by Seller within three
(3) days of the date of execution by Purchaser, otherwise, at Purchaser's option, this Agreement shall become null and void. This Agreement may be executed in counterparts, each of which shall constitute an original, but all together shall constitute one and the same Agreement.

      (c) Wherever under the terms and provisions of this Agreement the time for performance falls upon a Saturday, Sunday, or Legal Holiday, such time for performance shall be accelerated to the immediately preceding business day.

      (d) This Agreement embodies the entire contract between the parties hereto with respect to the subject matter hereof. No extension, change, modification to amendment to or of this Agreement of any kind whatsoever shall be made or claimed by Seller or Purchaser, and no notice of any extension, change, modification or amendment made or claimed by the Seller or

Purchaser shall have any force or effect whatsoever unless the same shall be endorsed in writing or be signed by the party against which the enforcement of such extension, change, modification or amendment is sought, and then only to the extent set forth in such instrument.

      (e) This Agreement shall be governed by the laws of the State of Illinois. The captions at the beginning of the several paragraphs, respectively, are for convenience in locating the context, but are not part of the text.

      (f) If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable or inapplicable the remainder of this Agreement shall remain in full force and effect except that if such partial invalidity frustrates the basic intent and purpose hereof, then this entire Agreement shall be invalid and unenforceable; if such partial invalidity does not frustrate the basic intent and purpose hereof such provision shall continue in effect to the extent valid, enforceable and applicable in other circumstances and such provision shall be reformed to the minimum extent required to permit it to remain valid, enforceable and applicable.

      (g) In the event of default hereunder, the parties hereby waive formal tender of deed and money.

      (h) If prior to the Closing, all or any portion of the Property is made subject to condemnation proceedings, or if all or any portion of the Property is destroyed or damages by fire or other casualty, Purchaser may, by written notice to the Seller, elect (i) to either terminate this Agreement, and immediately all Earnest Money and interest earned thereon shall be paid to Purchaser, and this Agreement shall be terminated and shall become null and void; or (ii) to maintain this Agreement in full force and effect, in which case Seller shall assign, transfer, and set over to Purchaser all of Seller's right, title, and interest in and to any condemnation awards which may be made for and in consideration for such taking by eminent domain and/or any right to insurance proceeds resulting from damage to the Property (together with a credit at Closing in the amount of the deductible).

Dated: September 14, 2004 ("date hereof").

                                 SELLER:

                                 CHICAGO I SELF-STORAGE, LTD, an Illinois limited partnership

                                     By:  Chrisken Partners Cash Income
                                          Fund, L.P., an Illinois limited
                                          partnership, General Partner

                                          By:   Chrisken Income Properties,
                                                Inc., an Illinois corporation,
                                                Managing General Partner

                                          _____________________________________

                                 PURCHASER:

                                     By:  Warburg-StorageMart Partners, L.P.,
                                          A Delaware Limited Partnership

                                          By:   SMP Management, L.L.C., a
                                                Missouri Limited Liability
                                                Company, General Partner

                                                By: ___________________________
                                                    Michael G. Burnam
                                                    Its Manager

                                    EXHIBITS

A     Legal Description of Real Estate

B     List of Personal Property

C     Survey Requirements

                                    EXHIBIT A

                        Legal Description of Real Estate

(To be inserted)

                                    EXHIBIT B

                            List of Personal Property

All fixtures owned by Seller existing on or attached to the Real Estate, other than items owned by tenants, including but not limited to electrical and plumbing fixtures, elevators and fixtures and equipment now or hereafter installed for the use or operation of the Real Estate.

                                    EXHIBIT C

                               SURVEY REQUIREMENTS

      The Survey must satisfy each of the following requirements and include the following:

      1. The correct legal description (by metes and bounds even if Property is a defined lot within a subdivision);

      2. The scale to the Survey (which shall be 1" = 40 feet unless the Buyer consents to a different scale);

      3.    The North direction indicated by an arrow;

      4. The beginning point definitely located in the dimensions of the Property;

      4. The courses and distances (including radii and chords of all curved lines and their tangent points located by coordinates) of the entire perimeter. No distance shall be marked "more or less";

      5. The location of all improvements, streets, driveways, visible utility installations, streams and other water, plus all monuments and markers (including any encroachments);

      6. The width of any streets which abut or traverse the Project, any curbs and pavements, and the names of all such streets;

      7. The total number of whole and fractional acres and the square footage of the real estate;

      8. The location of any recorded easements or rights of way (such as utility easements, setbacks, support easements, and any prospective easements which may be required by city, county, or state authorities), with each recording reference shown on survey, or a statement that the easement does not affect the property, or a statement that the easement is a blanket easement and cannot be located (each easement must be addressed in one of these three ways);

      9.    The square footage of the improvements;

      10. The locations of any required setback lines, and any other matters which affect the Property as shown, depicted, or required by any recorded plat of any subdivision of which the real estate is a part;

      11. All other exceptions to title shown on the title insurance commitment in Schedule B-2 thereof;

      12. Any apparent easements (such as ditches or roadways) if not of record;

      13.   The elevation in feet above mean sea level of the Project;

      14. The location of downstream surface water drainage structures (culverts, ditches, and the like) onto or into which surface waters from the Property drain and whether there are any recorded easements which support the right of the Property to drain surface waters into same (and if so, the recording information pertaining to said waters);

      15. Whether any portion of the Project is located within a flood plain on federal flood insurance rate maps or the state local equivalent (with proper annotation);

      16.   The zoning classification of the Property;

      17.   A certification that the Property is either:

            a.    In compliance with zoning regulations;

            b.    Used in a lawful nonconforming use;

            c.    Not in compliance with zoning regulations;

            d.    Not subject to zoning regulations.

      18. The Survey should be no larger than twenty-four (24) inches by thirty-six (36) inches in paper hard copy and by an AutoCAD 12 or 14DWG format on a 3.5 inch diskette.

      If said survey shows any unrecorded encroachments or unrecorded apparent easements on the Property, or if said survey shows any unrecorded encroachments of any of the improvements located on adjoining real estate, such encroachments or apparent easements shall be treated as a Title Defect. In addition, if the Survey discloses that the Property is not in compliance with zoning regulations or is not currently classified as a lawful non-conforming use, said non-compliance with zoning regulations shall be treated as a Title Defect. Furthermore, said Survey shall show any different zoning areas which affect Property and contain the certification by the Surveyor that no zoning regulations exist which restrict Buyer's planned use of the property, i.e., for self-storage warehouse units. If zoning restrictions exist which will restrict Buyer's planned use of the property, such restrictions shall be deemed a Title Defect. Further, any survey prepared in connection with or as a consequence of this transaction shall include a complete and accurate legal description of the Property. In the event such survey discloses any Title Defect, then such Title Defect shall be corrected (or not) as provided above in Paragraph 5 of the Contract to which this Exhibit is attached. Any indemnities or other agreements made by Seller to the Title Company to induce the Title Company to issue such title insurance shall be disclosed to Buyer and shall be acceptable to Buyer in Buyer's sole and absolute discretion. The surveyor who prepares each Survey must certify the accuracy thereof to the Buyer (and to any lender to or assignee of the Buyer whose name is furnished to said surveyor by the Buyer at any time prior to the completion of said Survey), as follows:

            "TO: Warburg-StorageMart Partners, L.P., a Delaware limited partnership; Chicago Title Insurance Company, SMP Management, L.L.C., a Missouri limited liability company, WP Storage, Inc., a Maryland Corporation, their respective successors and assigns, and Van Matre and Harrison, P.C., a Missouri professional corporation, attorneys for SMP Management, L.L.C.

                 I hereby certify that on the ___ day of _______, 2004, (a) an accurate, "as-built" on the ground instrument survey entitled "____________________" the ("Survey") of the premises (the
            "Property") known by street address ____________________, was conducted under my direction according to local professional practices; (b) the Survey and the information, courses, and distances shown thereon are correct; (c) all monuments shown on the Survey actually exist, and the location, size, and type of materials thereof are correctly shown; (d) the title lines and lines of actual possession of the Property are the same; (e) the size, location and type of all buildings and improvements, if any, on the Property are shown on the Survey; (f) the Property has direct access to _______________, which is a dedicated public way; (g) there are no easements, right-of-way, old highways or abandoned roads, lanes or driveways affecting the Property appearing from a careful physical inspection of the same, other than those shown and depicted on the Survey or those which may be discovered by a complete title examination of the Property and all adjoining property; (h) there are no visible boundary line conflicts; (i) all recorded easements, as noted in Title Company Commitment No. _________, dated _________, 2004, have been correctly platted or noted on the Survey; (j) except as shown on the Survey there are no improvements on the Property upon any easement, rights-of-way or adjacent land or encroachments of improvements located on adjacent land upon the Property; (k) there were no cemeteries or burying grounds observed on the

            Property; (l) the Survey shows the location of any visible telephone, telegraph, electric or other power lines, wires, and poles on the Property; (m) the Survey shows the location of all surface drainage located on the Property; (n) the parcel(s) described on the Survey do not lie within flood areas in accordance with maps entitled "Flood Insurance Rate Map," which such map covers the area in which the Property is situated; (o) the Property is/is not made up of more than one parcel [each of which constitutes a separate tax lot and], none of which constitutes a portion of any other tax lot; (p) the Premises is a separately subdivided tract;
            (q) all utilities for the operation of the Premises are available at the lot lines, enter said tract through adjoining public streets and do not run through or under any buildings or improvements; (r) that there are no violations of zoning ordinances, restrictions, or other rules or regulations with reference to the location of all buildings, structures, and improvements situate on the Premises and the number of configuration of parking spaces; (s) all plat matters are shown on the Survey; (t) the Premises constitutes one entirely contiguous tract.

                  I hereby certify that this survey is made at least in
            accordance with the minimum standards established by the State of Illinois for surveyors and with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by ALTA and ACSM in 1999 and meets the accuracy requirements of an "Urban" survey as defined therein and includes items 1, 2, 3, and shows the size and location of items 6, 7(a), 7(b), 7(c), 8, 9, 10, 11, and 13 (appearing from a careful physical inspection of the Premises) of Table A thereof.

                  IN WITNESS WHEREOF, I have executed this Certificate on this
            _____ day of _______________, ______.

                        __________________________

                  Subscribed and sworn to before me this _____ day of
            _______________, _____.

                   _______________________

                   Notary Public

My commission expires _______________."